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                                                                Exhibit 10.12


Robert W. Gillespie
Chairman, President and
Chief Executive Officer


                                                   [LOGO - KEYCORP]
                                                   KeyCorp
                                                   127 Public Square
                                                   Cleveland, OH  44114-1306

                                                   Tel: 216-689-8103
                                                   Fax: 216 689-0991
April 7, 1997


Mr. Thomas C. Stevens
19800 Shaker Boulevard
Shaker Heights, Ohio  44122


Dear Tom:

In line with the amendment being made to your change of control agreement with KeyCorp, this letters amends the May 10, 1996 letter agreement that was executed by you and, on behalf of KeyCorp, by Noall. The original Exhibit B to that letter agreement, captioned "Excess Parachute Payment Reduction" is hereby deleted and, in its place, there is hereby inserted the new Exhibit B that is attached to this letter, captioned "Gross-Up of Payments Deemed to be Excess Parachute Payments." As used in the new Exhibit B, the term "Accounting Firm" has the same meaning as in your change of control agreement.

Except as specified above, the May 10, 1996 letter agreement continues in full force and effect according to its terms.

Sincerely,


/s/ Robert W. Gillespie
------------------------
Robert W. Gillespie

Agreed:

/s/ Thomas C. Stevens
--------------------------
Thomas C. Stevens

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                                   EXHIBIT B
          GROSS-UP OF PAYMENTS DEEMED TO BE EXCESS PARACHUTE PAYMENTS


     (a) KeyCorp and you acknowledge that, following a change of control (as defined in Exhibit A), one or more payments or distributions to be made by KeyCorp to you or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this letter agreement, under some other plan, agreement, or arrangement, or otherwise) (a Payment) may be determined to be an excess parachute payment that is not deductible by KeyCorp for federal income tax purposes and with respect to which you will be subject to an excise tax because of Sections 280G and 4999, respectively, of the Internal Revenue Code (hereinafter referred to respectively as Section 280G and Section 4999). If your employment is terminated after a change of control occurs, the Accounting Firm, which, subject to any inconsistent position asserted by the Internal Revenue Service, shall make all determinations required to be made under this Exhibit B, shall determine whether any Payment would be an excess parachute payment and shall communicate its determination, together with detailed supporting calculations, to KeyCorp and to you within 30 days after the termination of your employment or such earlier time as is requested by KeyCorp. KeyCorp and you shall cooperate with each other and the Accounting Firm and shall provide necessary information so that the Accounting Firm may make all such determinations. KeyCorp shall pay all of the fees of the Accounting Firm for services performed by the Accounting Firm as contemplated in this Exhibit B.


     (b) If the Accounting Firm determines that any Payment gives rise, directly or indirectly, to liability on your part for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax), KeyCorp shall make additional cash payments to you, from time to time and at the same time as any Payment constituting an excess parachute payment is paid or provided to you, in such amounts as are necessary to put you in the same position, after payment of all federal, state, and local taxes (whether income taxes, excise taxes under Section 4999 or otherwise, or other taxes) and any and all penalties and interest with respect to any such excise tax, as you would have been in after payment of all federal, state, and local income taxes if the Payments had not given rise to an excise tax under Section 4999 and no such penalties or interest had been imposed.

     (C) If the Internal Revenue Service determines that any Payment gives rise, directly or indirectly, to liability on your part for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax) in excess of the amount, if any, previously determined by the Accounting Firm, KeyCorp shall make further additional cash payments to you not later than the due date of any payment indicated by the Internal Revenue Service with respect to these matters, in such amounts as are necessary to put you in the same position, after payment of all federal, state, and local taxes (whether income taxes, excise taxes under Section 4999 or otherwise, or other taxes) and any and all penalties and interest with respect to any such excise tax, as you would have been in after payment of all federal, state, and local income taxes if the



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Payments had not given rise to an excise tax under Section 4999 and no such penalties or interest had been imposed.

     (d) If KeyCorp desires to contest any determination by the Internal Revenue Service with respect to the amount of excise tax under Section 4999, you shall, upon receipt from KeyCorp of an unconditional written undertaking to indemnify and hold you harmless (on an after tax basis) from any and all adverse consequences that might arise from the contesting of that determination, cooperate with KeyCorp in that contest at KeyCorp's sole expense. Nothing in this Paragraph (d) shall require you to incur any expense other than expenses with respect to which KeyCorp has paid to you sufficient sums so that after the payment of the expense by you and taking into account the payment by KeyCorp with respect to that expense and any and all taxes that may be imposed upon you as a result of your receipt of that payment, the net effect is no cost to you. Nothing in this Paragraph (d) shall require you to extend the statute of limitations with respect to any item or issue in your tax returns other than, exclusively, the excise tax under Section 4999. If, as the result of the contest of any assertion by the Internal Revenue Service with respect to excise tax under Section 4999, you receive a refund of a Section 4999 excise tax previously paid and/or any interest with respect thereto, you shall promptly pay to KeyCorp such amount as will leave you, net of the repayment and all tax effects, in the same position, after all taxes and interest, that you would have been in if the refunded excise tax had never been paid.



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May 10, 1996

Mr. Thomas C. Stevens
19800 Shaker Boulevard
Shaker Heights, Ohio  44122

Dear Tom:

This is to confirm our agreement whereby you will join KeyCorp as Executive Vice President, General Counsel and Secretary.

The current compensation structure is described in "KeyCorp's Executive Compensation Program" previously supplied to you. You position is in job grade 92 within this structure.

Your beginning salary will be $375,000. It is contemplated that your first salary review will be April 1, 1997. You will be a participant in the Short Term Incentive Compensation Plan (STICP) for 1996 and the Long Term Incentive Compensation Plan (LTICP) for the 1996-1998 three-year cycle, in both cases as though you had joined KeyCorp January 1, 1996. Fifty percent of your target incentive compensation under the STICP for each of the years 1996, 1997, and 1998 will be "prepaid" (i.e., paid prior to the year-end of those years), with any balance being paid when amounts are normally paid; in the highly unlikely event that the ultimate amount owed to you for any such years is less than the fifty percent of target paid to you prior to year-end, such "shortfall", will be deducted from incentive compensation amounts you would otherwise be paid in subsequent periods (but in no event will you be called upon to pay back to the Corporation such "prepaid" amounts).

You will be paid $100,000 upon commencement of your employment.

The Compensation and Organization Committee of the Board of Directors will grant you an option covering 15,000 shares of KeyCorp common stock at the next meeting of the Committee (currently scheduled for May 22nd) effective and priced on your first day of employment and to vest one year thereafter. It is anticipated that the next annual grant of options will be in January of 1997, at which time it is anticipated that the Committee, based on past practice and the current compensation structure, will grant you an option covering another 15,000 shares.
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If within the first three years of your employment, your employment with KeyCorp is terminated (other than (i) voluntarily by you except for good reason as defined in Exhibit A to this letter or (ii) for cause by the Corporation (cause is dishonesty or a violation of KeyCorp's Code of Ethics, in each case only if materially inimical to KeyCorp), or (iii) due to your death or disability), KeyCorp will pay you, within 30 days of termination of your employment, a lump-sum severance payment equal to two times the sum of: (a) your highest annual base salary in the year of your termination (but in no event less than $375,000) plus (b) your target incentive compensation for the year of your termination under the STICP or any successor annual incentive compensation plan applicable to senior executives of KeyCorp (but in no event less than $140,000). In such instance medical insurance, disability insurance, and group life insurance (or equivalent benefits) will be continued, at KeyCorp's cost but subject to the same employee contribution, for two years after employment. In the unlikely event the first sentence of this paragraph becomes operable, a condition of the severance payment is a release by you of KeyCorp of any claims or causes of action you may have relating to your employment with KeyCorp or the termination of such employment. After the first three years of your employment you will be covered by KeyCorp's severance plans and practices covering similarly situated senior executives.

If within two years of any change of control hereafter occurring as defined in Exhibit A to this letter, your employment with KeyCorp is terminated (other than (i) voluntarily by you except for good reason as defined in Exhibit A to this letter or (ii) for cause by the Corporation (cause is dishonesty or a violation of KeyCorp's Code of Ethics, in each case only if materially inimical to KeyCorp) or (iii) due to your death or disability), KeyCorp will pay you, within 30 days of termination of your employment, a lump-sum severance payment equal to
2.5 times the sum of: (a) your highest annual base salary in the year of your termination (but in no event less than $375,000), plus (b) your target incentive compensation for the year of your termination under the STICP or any successor annual incentive compensation plan applicable to senior executives of KeyCorp (but in no event less than $140,000), plus (c) your target incentive compensation for the latest commencing 3 year (or other multi-year) cycle under the LTIC or any successor long term incentive compensation plan applicable to senior executives of KeyCorp (but in no event less than $87,500). In such instance medical insurance, disability insurance, and group life insurance (or equivalent benefits) will be continued, at KeyCorp's cost but subject to the same employee contribution, for two years after employment.

You will also be provided with a change of control agreement of the type given to other senior executives (the "Standard Agreement"). If your employment is terminated under circumstances that would entitle you to payments under both the immediately preceding paragraph and under the second preceding paragraph, you will be entitled to receive payments under the immediately preceding paragraph, but not under the second preceding paragraph. In the event you become entitled to receive payments under both the Standard Agreement and under the immediately preceding paragraph of this letter, you will be entitled to elect to receive the payments under the Standard Agreement or the immediately



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preceding paragraph, but not both, and until you notify KeyCorp of your election, KeyCorp may refuse to make any payments to you.

If any payment by KeyCorp to or for your benefit under this letter would be nondeductible by KeyCorp for Federal income tax purposes because of Section 280G of the Internal Revenue Code and applicable regulations promulgated thereunder, then Exhibit B shall apply. KeyCorp agrees to pay all expenses, including reasonable fees of counsel engaged by you, as provided in Exhibit C.

Your employment is subject to pre-employment processing including drug screening.

This letter is intended to be a contract legally binding upon KeyCorp and its successors and assigns and you and all the Exhibits to this letter are a part hereof as fully as if written herein.

We are all very pleased that you will be joining KeyCorp. As discussed, we will shoot for sometime in the last half of June for your employment starting date, but we are flexible on this.

Sincerely,

Agreed:

-----------------------------
Thomas C. Stevens


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                                    EXHIBIT A
                  GOOD REASON AND CHANGE OF CONTROL DEFINITIONS

"Good reason" means any one or more of the following have occurred:

(a) Stevens' base salary is reduced from the level of his base salary from time to time in effect (other than in conjunction with an across the board and equal percentage reduction in the base salaries of all KeyCorp senior executives);

(b) Stevens' is excluded from participation in any benefit plan or arrangement maintained by KeyCorp for senior executives (including, without limitation, short and long term incentive compensation plans and stock option plans), or his level of participation or award in any such benefit plan or arrangement is substantially below the average level of participation and award of other senior executives with the same or comparable job grades and a good job performance (and, if there are no other such senior executives in the same or comparable job grade or if the other senior executives in the same or comparable job grade had other than a good job performance, then based on extrapolating from the average level of participation and award of senior executives in the nearest junior and senior job grades with good job performance);

(c) Stevens principal place of employment for KeyCorp is relocated outside of the Cleveland metropolitan area or Stevens is otherwise required to relocate outside the Cleveland metropolitan area in connection with his employment;

(d) Stevens fails at any time to be a member of the officer committee of KeyCorp (currently the Management Committee) which is the most senior in the Corporation in terms of establishing policy and conducting the management of the Corporation; or

(e) Stevens fails at any time to hold the position of General Counsel and Secretary of KeyCorp.

As used herein and in the letter to which this Exhibit A is attached, KeyCorp (sometimes referred to as the "Corporation") means and includes (i) any successors (by merger, consolidation or otherwise), (ii) the ultimate parent of KeyCorp if KeyCorp becomes a subsidiary of another corporation, and (iii) the transferee corporation if KeyCorp sells, leases, exchanges, or otherwise transfers all or substantially all of its assets. Without limiting the generality of the foregoing, if there is a successor to KeyCorp or if KeyCorp becomes a subsidiary of another corporation or sells, leases, exchanges, or otherwise transfers all or substantially all of its assets, good reason will exist if any one or more of the events specified in (a) through (e) above has occurred with respect to KeyCorp or its successors or with respect to the ultimate parent of KeyCorp or the transferee corporation


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(as the case may be) as fully as if the successor's, ultimate parent's or the transferee corporation's name (as the case may be) was substituted for KeyCorp (or the Corporation) at each place it appears in (a) through (e) above.

If any event occurs which Stevens believes constitutes good reason, Stevens shall give KeyCorp, within 90 days of the occurrence of the event, written notice that he believes that such event constitutes good reason, whereupon KeyCorp shall have 30 days to cure such event so that good reason will no longer exist. The failure of Stevens to give written notice that an event constitutes good reason within 90 days of its occurrence shall not waive his right to assert such a claim if the same or a similar event occurs at any time thereafter or if any other event thereafter occurs which he believes constitutes good reason.

A "change of control" means any one or more of the following have occurred:

(a) A "Change of Control" shall have occurred as defined in the Standard Agreement; or

(b) KeyCorp is a party to a transaction pursuant to which KeyCorp is merged with or into, or is consolidated with, or becomes a subsidiary of another corporation and either (i) after giving effect to such transaction less than 60% of the then outstanding voting securities of the surviving or resulting corporation or (if KeyCorp becomes a subsidiary in the transaction) of the ultimate parent of KeyCorp represent or were issued in exchange for voting securities of KeyCorp outstanding immediately prior to such transaction, or (ii) at any time within 3 months after the effective date of that transaction, individuals who were directors of KeyCorp on the day after the last annual meeting of shareholders of KeyCorp occurring before the transaction cease for any reason to constitute at least 51% of the directors of the surviving or resulting corporation or (if KeyCorp becomes a subsidiary in the transaction) of the ultimate parent of KeyCorp. As used in this Exhibit A, KeyCorp will be deemed to have become a subsidiary of another corporation if any other corporation owns, directly or indirectly, 50 percent or more of the total combined voting power of KeyCorp or any successor to KeyCorp by merger, consolidation, or otherwise; or

(c) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as adopted under the Securities Exchange Act of 1934, as amended, disclosing the acquisition of 40% or more of the voting securities of KeyCorp in a transaction or series of transactions by any person (as the term "person" is used in Section 13(d) and Section 14(d)(2) of said Securities Exchange Act); or

(d) During any period of 24 consecutive months individuals who at the beginning of such period constitute the directors of KeyCorp cease for any reason to constitute at least 51% of the Board of Directors unless the election of each new director of KeyCorp was approved and recommended by the vote of at least a majority of the



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         Board of Directors immediately before the time each new director of
         KeyCorp was nominated to the Board; or

(e) There is a sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of KeyCorp or the shareholders of KeyCorp approve any plan or proposal for the liquidation or dissolution of KeyCorp.


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                                    EXHIBIT B
                           EXCESS PARACHUTE REDUCTION

If it is determined that any payment by KeyCorp to or for your benefit (whether paid or payable pursuant to the terms of the letter to which this Exhibit B is attached or otherwise) (a "Payment") would be nondeductible by KeyCorp for Federal income tax purposes because of Section 280G of the Internal Revenue Code and applicable regulations promulgated thereunder, then the aggregate present value of amounts payable to or for your benefit pursuant to the letter to which this Exhibit B is attached (such payments pursuant to such letter are hereinafter referred to as "Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value that maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by KeyCorp because of
Section 280G(d)(4) of the Internal Revenue Code and applicable regulations promulgated thereunder. For purposes of this Exhibit B, present value shall be determined in accordance with Section 280G(d)(4) of the Internal Revenue Code and applicable regulations promulgated thereunder. All determinations required to be made under this Exhibit B shall be made by the accounting firm that served as independent accountants to KeyCorp immediately prior to the change of control (unless such accounting firm is unwilling to serve, in which case KeyCorp shall select another national accounting firm of recognized standing other than the accounting firm then serving as KeyCorp's independent accountants), which shall provide detailed supporting calculations both to KeyCorp and you within 30 days after the termination of your employment. KeyCorp and you shall cooperate with each other and the accounting firm and will provide necessary information so that the accounting firm may make all such determinations. All such determinations by the accounting firm shall be final and binding upon KeyCorp and you. You shall determine which of the Agreement Payments (or, at your election, other Payments) shall be eliminated or reduced consistent with the requirements of this Exhibit B, provided that, if you do not make such determination within 20 days of the receipt of the calculations made by the accounting firm, KeyCorp shall elect which of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Exhibit B and shall notify you promptly of such election. As a result of the uncertainty in the application of Section 280G of the Internal Revenue Code and applicable regulations promulgated thereunder at the time of the initial determination by the accounting firm hereunder, it is possible that Agreement Payments will be made by KeyCorp which should not have been made ("Overpayment") or that additional Agreement Payments will not be made by KeyCorp which could have been made ("Underpayments"), in each case, consistent with the calculations required to be made hereunder. In the event that the accounting firm or a court of competent jurisdiction (in a final judgment as to which the time for appeal has lapsed or no appeal is available) determines at any time that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to you which you shall repay to KeyCorp together with interest at the applicable short-term Federal rate provided for in Section 1274(d)(1) of the Internal Revenue Code, compounded semi-annually; provided, however, that no amount shall be payable by you to KeyCorp (or if



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paid by you to KeyCorp, such payment shall be returned to you) if and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Internal Revenue Code. In the event that the accounting firm or a court of competent jurisdiction (in a final judgment as to which the time for appeal has lapsed or no appeal is available) determines at any time that an Underpayment has occurred, any such Underpayment shall be promptly paid by KeyCorp to or for your benefit together with interest at the applicable short-term Federal rate provided for in Section 1274(d)(1) of the Internal Revenue Code, compounded semi-annually.


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                                    EXHIBIT C
                                   LEGAL FEES

KeyCorp will pay, as incurred, all expenses, including the reasonable fees of counsel engaged by you, of defending any action brought to have the letter to which this Exhibit C is attached declared invalid or unenforceable in whole or in part. KeyCorp shall pay, as incurred, all expenses, including the reasonable fees of counsel engaged by you, of prosecuting any action to compel KeyCorp to comply with the terms of the letter to which this Exhibit C is attached upon receipt from you of an undertaking to repay KeyCorp for such expenses if, and only if, it is ultimately determined by a court of competent jurisdiction that you had no reasonable grounds for bringing the action (which determination need not be made simply because you failed to succeed in the action).